Exhibit (11)

1900 K Street, NW
Washington, DC 20006-1110
+1 202 261 3300 Main
+1 202 261 3333 Fax www.dechert.com

February 19, 2020

Goldman Sachs Real Estate Diversified Income Fund

200 West Street

New York, New York 10282

Re: Goldman Sachs Real Estate Diversified Income Fund – Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Goldman Sachs Real Estate Diversified Income Fund (the “Acquiring Fund”), a Delaware statutory trust, in connection with the initial filing of, and each amendment to, the Acquiring Fund’s registration statement on Form N-14 under the Securities Act of 1933, as amended (the “1933 Act”) (File No. 333-235514) (collectively, the “Registration Statement”), relating to the transfer of all of the assets of the Resource Real Estate Diversified Income Fund (the “Acquired Fund”) in exchange for the issuance of shares of Class A, Class C, Class I, Class L and Class W Shares of beneficial interest of the Acquiring Fund (the “Shares”), and the assumption by the Acquiring Fund of the stated liabilities of the Acquired Fund, pursuant to the proposed reorganization as described in the Registration Statement and in the Agreement and Plan of Reorganization by and among the Acquired Fund, the Acquiring Fund, Goldman Sachs Asset Management, L.P. and Resource Real Estate, LLC, filed therewith.

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Acquiring Fund’s Declaration of Trust and By-Laws.

Based upon the foregoing, we are of the opinion that the Shares of the Acquiring Fund to be registered under the 1933 Act have been duly authorized for issuance and, when issued to the Acquired Fund’s shareholders in the manner described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Acquiring Fund’s Declaration of Trust, fully paid and non-assessable beneficial interests in the Acquiring Fund. In this regard, we note that, pursuant to Section 4.5 of Article IV of the Declaration of Trust, the Trustees have the power to cause each shareholder, or each shareholder of any particular series or class, to pay directly, in advance or arrears, for charges of the Acquiring Fund’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such shareholder from declared but unpaid dividends or distributions owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represents the outstanding amount of such charges due from such shareholder.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the SEC, and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP